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                                                                    EXHIBIT 14.1

                           RENAISSANCE LEARNING, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS

                       Revised and Adopted March 19, 2003

INTRODUCTION

Renaissance Learning is committed to managing and conducting its business ethically and with honesty, fairness, integrity and respect for all. Renaissance Learning complies with all the laws, rules, and regulations applicable to the conduct of its business. The Company is committed to providing guidance to help employees and directors recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to preserve the culture of honesty and accountability at the company. Compliance with the Code is a condition of employment or to serve on the Board of Directors. Failure to comply or failure to disclose violations of the Code by others will result in a range of disciplinary actions up to and including dismissal.

Renaissance Learning employees must behave honestly and with integrity at all times, whether we are dealing with other employees of Renaissance Learning, the public, the business community, shareholders, customers, suppliers, or governmental and regulatory authorities. We must also avoid any questionable relationship with persons or firms with whom Renaissance Learning transacts or is likely to transact business; avoid disclosure of confidential information secured in the course of your employment with Renaissance Learning; and avoid situations which may place us in a conflict of interest situation to the possible detriment of the employee or Renaissance Learning. Renaissance Learning does not take advantage of its customers.

ACCOUNTABILITY AND MAKING THE CODE WORK

Become familiar with the Code and the detailed Renaissance Learning policies that relate to the Code. Be sensitive to situations that could lead to illegal or unethical actions, and avoid or prevent such behavior. If you have questions, it is your duty to seek guidance from your supervisor or the Compliance Officer (President or General Manager) of your division. For executive officers and non-management directors, inquiries should be directed to Renaissance Learning's Chief Financial Officer.

If you believe that someone has engaged in or is about to engage in any activity that may be illegal or against Renaissance Learning policies, you are obligated to report promptly all facts known by you to the Compliance Officer or the Chief Financial Officer, by leaving a detailed message on the company reporting line as outlined below. You will not suffer any retaliation or career disadvantage by doing so. You may report any of these matters on an anonymous basis, if you wish to do so.

You may file a report by telephone by calling 1-800-245-0201 and leaving a detailed message. This phone number and answering service is maintained exclusively for employees and other parties who wish to report suspected illegal or improper activities affecting Renaissance Learning, Inc. Reports provided via this phone service will be communicated to the appropriate officers or directors of the company for investigation.

If sending an e-mail, please use the following e-mail address:
saschmid@renlearn.com; if sending a letter, please direct the letter to:
Renaissance Learning, Inc., c/o Chief Financial Officer, 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, WI 54495-8036.

COMPLIANCE WITH ALL APPLICABLE LAWS

All employees and directors must be aware of certain laws. Familiarize yourself with all laws and regulations that apply in the areas where you work as well as company policies as they relate to your duties and responsibilities. These include, but are not limited to, the following:

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Employment Laws

Renaissance Learning continually promotes the principles and practices of equal employment opportunity and will not discriminate against any employee or applicant for employment because of race, color, religion, ethnic or national origin, sex, age, sexual orientation, disability, or status as a veteran. Renaissance Learning also seeks to provide a work environment free of any type of harassment. See Renaissance Learning's EEO policy for additional information and procedures on filing complaints. All complaints will be investigated and appropriate action will be taken as a result.

Antitrust Laws

You are expected to comply with all federal and state antitrust laws that prohibit any kind of understanding or agreement between competitors that restrains competition, whether by sellers or purchasers. Failure to do so may subject Renaissance Learning, as well as you, to criminal and civil penalties. In general, joint activity with competitors should be undertaken only after confirming with the Compliance Officer or the Chief Financial Officer, that the action being considered is lawful.

Securities Laws and Insider Information

You must keep any material information that could reasonably be expected to affect the price of Renaissance Learning stock or have an impact on the financial condition or operations of the company strictly confidential until public disclosure is made. Disclosure of material, non-public information to others who buy or sell securities using that information can result in civil and criminal penalties. See Renaissance Learning's Securities Trading policy for more information.

International Laws

Be aware of export-import controls and customs duties regulations as well as the Foreign Corrupt Practices Act (the "FCPA"). The FCPA makes it a crime for U.S. companies and individuals to make certain types of payments to foreign government officials. Non-compliance could subject Renaissance Learning and/or you to serious fines and criminal penalties. Any agreements with representatives who engage in activities on behalf of or together with Renaissance Learning that may involve foreign governments must be in writing. Those agreements must be reviewed in advance by the Compliance Officer or the Chief Financial Officer, as appropriate, for compliance with the requirements of the FCPA. If you have any questions or doubts about the propriety of a proposed course of action, discuss them with the Compliance Officer or the Chief Financial Officer, as appropriate, and also report any suspected violations of the FCPA promptly.

Environmental Laws

Renaissance Learning complies with all environmental laws and regulations and depends upon you to be environmentally sensitive and knowledgeable of applicable laws to ensure compliance.

Health and Safety Laws

Renaissance Learning complies with all applicable Occupational Safety and Health Administration ("OSHA") regulations. Likewise, it is your responsibility to adhere to all of Renaissance Learning's policies and programs designed to comply with OSHA standards.

Political Contributions

Federal law prohibits corporations from making political contributions to federal elections. You may not make any domestic or foreign political contribution (including the purchase of tickets to raise political funds and furnishing

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goods or services) on behalf of Renaissance Learning, unless such contribution has been cleared in advance in accordance with Renaissance Learning policy.

CONFLICT OF INTEREST

The term "conflict of interest" generally describes a situation where your loyalties in business activities may be divided between Renaissance Learning's interests and your personal interests. It usually involves a situation where you or your family can benefit personally from transactions with Renaissance Learning or the use of Renaissance Learning's equipment, personnel, or facilities for personal gain. While a possible conflict between personal interest and Renaissance Learning interest does not always result in damage to Renaissance Learning, its very existence creates an inappropriate condition. You should avoid even the appearance of a conflict of interest.

Conflicts of interest can exist when you have direct or indirect financial interest in, or receive compensation or other benefits from, any individual or firm that: (1) sells material, equipment or property to Renaissance Learning;
(2) renders services to Renaissance Learning; (3) has contracts or business dealings with Renaissance Learning; or (4) competes with Renaissance Learning. This is not an exclusive list of situations which may present a conflict of interest. It is Renaissance Learning's policy that its directors, officers and employees not enter into such relationships.

Business must be conducted solely on the basis of merit and open competition. You must refrain from actions that might impair your independent judgment such as: (1) borrowing from Renaissance Learning customers or from individuals or firms with which Renaissance Learning does business; (2) using information such as technical, financial, operating and planning data that is not known to the general public for the benefit of anyone other than Renaissance Learning; (3) making or receiving unauthorized payments of money or property; or (4) performing work for an organization that competes with Renaissance Learning or does business with Renaissance Learning, without appropriate advance approval from management.

Before you or a family member may engage in activities that create or even appear to create a conflict of interest, you must obtain approval from the Compliance Officer or Chief Financial Officer, as appropriate. Further, if you become aware of any conflict of interest or appearance of a conflict of interest, you must immediately provide all pertinent information to the Compliance Officer or the Chief Financial Officer, as appropriate. See Renaissance Learning's Gifts and Gratuities policy for more information.

CONFIDENTIAL INFORMATION

Unless there is prior management authorization or as required in connection with your specific duties, do not disclose internal communication regarding confidential business and product development plans. Examples of confidential information include technology protected by trade secrets, business forecasts and plans, and strategies and information concerning Renaissance Learning's operations and customers. You should ensure that all persons performing work under a contract containing a confidentiality provision are fully informed of the existence and terms of the provision. If you should receive questions or inquiries from the media, refrain from answering unless you have been authorized by the Compliance Officer or the Chief Financial Officer, as appropriate.

USE AND PROTECTION OF COMPANY ASSETS

Renaissance Learning's assets are meant for company, not personal, use. Company assets include your time at work and work product, as well as Renaissance Learning's funds, property, equipment, computers and software, company information, trademarks and name.

Inform Renaissance Learning of any discoveries, improvements, or designs conceived or reduced to practice during your period of employment. You are expected to protect and preserve any company trade secrets, trademarks, service marks, trade names, copyrights, or other valuable intellectual property. You should not engage outside consultants, independent contractors, or developers without adequately protecting the intellectual property rights of Renaissance Learning.

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ACCURATE, COMPLETE, TIMELY AND UNDERSTANDABLE BUSINESS RECORDS

All business records, accounts, and reports to government agencies and others must be prepared with care and honesty. All corporate funds, assets, and liabilities must be recorded in accordance with appropriate accounting procedures and generally accepted accounting principles in a complete, accurate and timely manner. False or misleading entries in Renaissance Learning's records are unlawful and are not permitted.

Business records are broadly defined and include e-mail and even individual notes and diaries. E-mail is intended for business-related purposes and all e-mail communications are the property of Renaissance Learning. See Renaissance Learning's E-mail policy for more information.

Be aware of the implications of anything you write, including e-mail, about Renaissance Learning, irrespective of where or when you write it. Your writing becomes a business record that may be subject to disclosure to the government or to private parties.

PUBLIC FILINGS AND COMMUNICATIONS

Renaissance Learning's Chief Executive Officer and Chief Financial Officer are ultimately responsible for ensuring full, fair, accurate, timely and understandable disclosure in the reports and documents that Renaissance Learning files with, or submits to, the Securities and Exchange Commission and in other public communications made by Renaissance Learning. However, to the extent you are requested to provide information for, or to participate in the preparation of, such reports, you are responsible for helping to ensure the full, fair, accurate, timely and understandable disclosure of such information.

PATENTS AND INTELLECTUAL PROPERTY

Renaissance Learning will not knowingly infringe on others' patents, trademarks, or copyrights, or misappropriate others' trade secrets or other proprietary information. Avoid illegal copying of magazine and journal articles, books, computer software, or any other copyrighted material.

INTERNAL SECURITY

Renaissance Learning is committed to providing you with a safe workplace. Under no circumstances should you carry firearms while engaged in Renaissance Learning activities. Theft, vandalism, acts of sabotage, or threats of violence involving Renaissance Learning property or personnel should be reported immediately to the Compliance Officer or the Chief Financial Officer.

ALCOHOL

You should not consume alcoholic beverages during the workday, whether at a Renaissance Learning office or while traveling. If you report to work or continue to work while under the influence of alcohol, you will be subject to immediate disciplinary action. Renaissance Learning prohibits the unlawful manufacture, distribution, possession, or use of controlled substances or alcohol during working hours on Renaissance Learning premises or off premises while conducting Renaissance Learning business. Please see the company's policy on Alcohol Consumption at Company Events for additional guidelines.

DRUGS

If you report to work or continue to work while under the influence of, or impaired by, the illegal use of drugs, you will be subject to immediate disciplinary action. Renaissance Learning prohibits the unlawful manufacture, distribution, possession, or use of controlled substances or alcohol during working hours on Renaissance Learning premises or off premises while conducting Renaissance Learning business.

If you are taking prescription or over-the-counter medicine that may affect your performance or fitness to work, report this to your supervisor. The disclosure of the use of legal prescription or over-the-counter drugs will be kept confidential.

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REPORTING CODE VIOLATIONS

If, at any time, you become aware of anything that occurs which could be construed as a fraudulent or illegal act or otherwise in violation of this Code, you are responsible for promptly reporting such occurrence to the Compliance Officer or the Chief Financial Officer, or by leaving a detailed message on the company reporting line (1-800-245-0201) as described in the "Accountability and Making the Code Work" section. If any violation seems to involve the Compliance Officer or the Chief Financial Officer, or if the Compliance Officer or the Chief Financial Officer does not take appropriate action, the matter should be reported to the Chairman of the Audit Committee of the Board of Directors by sending a letter marked confidential to: Renaissance Learning, Inc., Attn: Audit Committee Chairman, 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, WI 54495-8036.

It is Renaissance Learning's policy to prohibit retaliation against anyone who reports actual or apparent violations of this Code or who assists in an investigation regarding actual or apparent violations of the Code. Anyone who believes retaliatory action has been taken against them because they reported an actual or potential violation under this Code should contact the Chairman of the Audit Committee at the address listed above. However, anyone who has participated in the wrongdoing or knowingly or recklessly provided false information may be subject to corrective action, up to, and including, dismissal.

If you wish to report questionable activity on an anonymous basis, please follow the procedures outlined in the "Accountability and Making the Code Work" section.

PENALTIES FOR VIOLATIONS

Violations of this Code or failure to cooperate with an internal investigation of an actual or apparent violation of this Code may constitute grounds for corrective action ranging from warnings or letters of reprimand for less significant, first-time offenses, suspension without pay, demotion or loss of bonus or option awards for more serious violations, and immediate dismissal for the most serious violations which amount to a breach of trust or for multiple violations.

COMPLIANCE REPORTING

In order to help ensure compliance with this Code, all directors, officers and employees must sign the Compliance and Disclosure Form, attached as Appendix A, acknowledging receipt of and compliance with the Code, upon adoption of the Code or when initially hired or elected to office, whichever occurs later, and annually thereafter.

ADMINISTRATION

The Audit Committee of Renaissance Learning's Board of Directors is responsible for the overall administration of the Code. The Audit Committee has delegated to the Chief Financial Officer the responsibility to oversee the day-to-day operation of the Code and to direct investigations of suspected violations of the Code (except for violations potentially involving the Chief Financial Officer). In performing these tasks, the Chief Financial Officer will work together with the Compliance Officers.

Upon receiving a report of a potential violation of the Code, an investigation into the facts and circumstances surrounding the reported potential violation shall be directed by either the Chief Financial Officer or the Audit Committee Chairman, as appropriate. The Chief Financial Officer or Audit Committee Chairman may delegate investigation duties to whomever they deem appropriate. All reported incidents, as well as the results of any investigations, shall be reported to the Audit Committee on a quarterly basis and reflected in the Audit Committee's meeting minutes. All directors, officers and employees are required to cooperate fully with any such investigation.

Any waiver of the provisions of this Code for directors or executive officers of Renaissance Learning may be made only by the Board of Directors. Any other waiver of the provisions of this Code may be made by Renaissance Learning's Chief Financial Officer. Any waivers granted by the Chief Financial Officer shall be reported to the Audit Committee at its next scheduled meeting.

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XVII. SUMMARY

We expect you to use your best efforts to meet our ethical and compliance standards. Choosing a "quick fix" or taking a "short cut" around the law or our standards may subject Renaissance Learning and you to substantial penalties.

This Code will be reviewed annually and any updates will be made available to you. Please remember that compliance is an ongoing activity. Day in and day out, we must always adhere to the highest standards of honesty, integrity, and fairness in the conduct of our business.

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                                                                      Appendix A

                         COMPLIANCE AND DISCLOSURE FORM

(To be completed upon adoption of the Code, commencement of employment, or, for non-management directors, election to office, and annually thereafter)

This is to certify that I have received and read the Renaissance Learning Code of Business Conduct and Ethics (the "Code"). To the best of my knowledge, I am not aware of any possible or actual violation of the standards described in the Code and/or any potential or actual conflict of interest, either by me or other directors, officers or employees, other than as explained below. I further agree to comply with the standards now and in the future and to report promptly any questions or concerns I may have to the appropriate person identified in the Code as well as any changes with respect to any possible violations of the Code or potential conflict of interest.

Explanation of possible violation of standards:

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The information supplied is true, correct, and complete to the best of my knowledge and belief.


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Signature                                      Date


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Print Name and Title


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If a violation or conflict is reported,        Date
the Compliance Officer or the Chief
Financial Officer, as appropriate,
must sign here

March 19, 2003